                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 30, 2000


                                INTELISPAN, INC.
   ---------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


               WASHINGTON                                 000-30359                            91-1738902
-----------------------------------------     ----------------------------------    ----------------------------------
            (State or Other                       (Commission File Number)                (IRS Employer ID No.)
     Jurisdiction of Incorporation)

          1720 Windward Concourse, Suite 100, Alpharetta, Georgia 30005
   ---------------------------------------------------------------------------
               (Address of Principal Executive Office) (Zip Code)

       Registrant's telephone number, including area code: (678) 256-0300

                                INTELISPAN, INC.

                                   FORM 8-K/A

                                 CURRENT REPORT


   ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                (a) Financial Statements of Businesses Acquired.

                             Devise Associates, Inc.
                                    Unaudited
                                  Balance Sheet

                                     ASSETS

                                                                      JUNE 30,
                                                                       2000
                                                                    -----------
CURRENT ASSETS:
      Cash and cash equivalents                                     $    37,642
      Accounts receivable, net                                          995,497
      Investments                                                       403,139
      Prepaid expenses and other assets                                 129,703
                                                                    -----------
          Total current assets                                        1,565,981
                                                                    -----------
PROPERTY AND EQUIPMENT, NET
      Telecommunications and computer equipment                         447,166
      Furniture and fixtures                                            101,685
      Leasehold improvements                                             56,187
                                                                    -----------
          Total fixed assets                                            605,038
      Accumulated depreciation                                         (424,473)
                                                                    -----------
          Net fixed assets                                              180,565
                                                                    -----------

OTHER ASSETS                                                             39,480
                                                                    -----------
          Total assets                                              $ 1,786,026
                                                                    ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
      Accounts payable                                              $   577,703
      Line of credit                                                    509,277
      Accrued expenses                                                  110,294
      Deferred revenue                                                  348,663
      Current portion of capital lease obligations                       22,401
                                                                    -----------
          Total current liabilities                                   1,568,338
                                                                    -----------
NON CURRENT LIABILITIES
      Notes payable                                                     255,000
      Capital lease obligations                                          12,448
                                                                    -----------
          Total liabilities                                           1,835,786
                                                                    -----------
STOCK HOLDERS' DEFICIT
      Common stock                                                        1,200
      Unrealized gains                                                   63,858
      Accumulated Deficit                                              (114,818)
                                                                    -----------
          Total stockholders' deficit                                   (49,760)
                                                                    -----------
          Total liabilities and stockholders' deficit               $ 1,786,026
                                                                    ===========

                             Devise Associates, Inc.
                        Unaudited Statement of Operations
                            For the six months ended

                                                           JUNE 30,                 JUNE 30,
                                                             2000                    1999
                                                          -----------             -----------
             REVENUES                                     $ 2,540,208             $ 2,561,663
                                                          -----------             -----------

             COSTS AND EXPENSES:
                 Cost of revenues                             925,651               1,157,182
                 Marketing and selling                        136,709                 123,081
                 General and administrative                 1,421,772               1,214,356
                 Depreciation and amortization                 61,218                  46,564
                                                          -----------             -----------
                    Operating expenses                      2,545,350               2,541,183
                                                          -----------             -----------
             OPERATING INCOME (LOSS)                           (5,142)                 20,480

             INTEREST EXPENSE                                 (36,032)                (13,113)
             OTHER INCOME                                      79,753                  75,804
                                                          -----------             -----------
             NET INCOME BEFORE INCOME TAXES                    38,579                  83,171

             PROVISION FOR INCOME TAXES                            --                      --
                                                          -----------             -----------
             NET INCOME                                   $    38,579             $    83,171
                                                          ===========             ===========

                             Devise Associates, Inc.
                             Statement of Cash Flows
                            For the six months ended


                                                               JUNE 30,              JUNE 30,
                                                                 2000                 1999
                                                              ---------             ---------
                                                             (unaudited)           (unaudited)
OPERATING ACTIVITIES:
Net income                                                    $  38,579             $  83,171
                                                              ---------             ---------

Depreciation and amortization                                    61,218                46,564
Accounts receivable                                            (106,592)              (33,570)
Prepaid expenses and other current assets                       (64,961)               (7,056)
Accounts payable and accrued expenses                           201,259               357,308
Deferred revenue                                                 11,487               (19,949)
Other                                                           (46,956)                   --
                                                              ---------             ---------
                                                                 55,455               343,297
                                                              ---------             ---------
    Cash provided by operating activities                        94,034               426,468
                                                              ---------             ---------

INVESTING ACTIVITIES:
Purchases of property and equipment                             (12,502)             (117,875)
                                                              ---------             ---------
   Cash used in investing activities                            (12,502)             (117,875)
                                                              ---------             ---------

FINANCING ACTIVITIES:
Principal payments on capital leases                             (7,913)               (7,203)
ST & LT borrowings                                               14,893               196,496
Unrealized gains                                                (22,661)                   --
Distributions to shareholders                                   (30,022)              (63,375)
                                                              ---------             ---------
   Cash provided by (used in) financing activities              (45,703)              125,918
                                                              ---------             ---------

   Increase in cash and cash equivalents                         35,829               434,511
   Cash and cash equivalents, beginning of period                 1,813                 1,905
                                                              ---------             ---------
   Cash and cash equivalents, end of period                   $  37,642             $ 436,416
                                                              =========             =========

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS








To Devise Associates, Inc.:


We have audited the accompanying balance sheets of DEVISE ASSOCIATES, INC. (a New York Corporation) as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Devise Associates, Inc. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.




/s/ Arthur Andersen LLP
Atlanta, Georgia
June 23, 2000

                             DEVISE ASSOCIATES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                     ASSETS

                                                                        1999                   1998
                                                                    -----------             -----------
CURRENT ASSETS:
    Cash and cash equivalents                                       $     1,813             $     1,904
    Accounts receivable, net of allowance for doubtful
       accounts of $5,000 at December 31, 1999 and 1998                 888,905                 723,679
    Investments in marketable securities                                400,385                 341,371
    Prepaids and other current assets                                    64,742                  54,163
                                                                    -----------             -----------
              Total current assets                                    1,355,845               1,121,117
                                                                    -----------             -----------
PROPERTY AND EQUIPMENT:
    Computers and computer equipment                                    492,119                 354,346
    Furniture and fixtures                                              100,417                  79,666
                                                                    -----------             -----------
                                                                        592,536                 434,012
    Less accumulated depreciation                                      (367,977)               (270,469)
                                                                    -----------             -----------
              Property and equipment, net                               224,559                 163,543
                                                                    -----------             -----------
              Total assets                                          $ 1,580,404             $ 1,284,660
                                                                    ===========             ===========


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
    Lines of credit                                                 $   494,384             $   159,000
    Accounts payable                                                    360,032                 300,424
    Accrued expenses                                                    126,707                  99,133
    Deferred revenues                                                   337,176                 315,575
    Current portion of capital lease obligations                         22,400                  20,661
                                                                    -----------             -----------
              Total current liabilities                               1,340,699                 894,743

NONCURRENT LIABILITIES:
    Notes payable                                                       255,000                 280,000
    Capital lease obligations                                            20,361                  42,761
                                                                    -----------             -----------
              Total liabilities                                       1,616,060               1,217,504
                                                                    -----------             -----------
COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDERS' EQUITY:
    Common stock, no par value; 100 shares authorized,
       issued, and outstanding in 1999 and 1998                           1,200                   1,200
    Unrealized gains on marketable securities                            86,519                  37,619
    (Accumulated deficit) retained earnings                            (123,375)                 28,337
                                                                    -----------             -----------
              Total stockholders' (deficit) equity                      (35,656)                 67,156
                                                                    -----------             -----------
              Total liabilities and stockholders' equity            $ 1,580,404             $ 1,284,660
                                                                    ===========             ===========



      The accompanying notes are an integral part of these balance sheets.

                             DEVISE ASSOCIATES, INC.


                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                      1999                    1998
                                                  -----------             -----------
REVENUES                                          $ 5,261,114             $ 4,129,859

OPERATING EXPENSES:
    Cost of revenues                                2,205,708               1,652,189
    Sales and marketing                               284,121                 147,436
    General and administrative                      2,789,190               2,162,905
    Depreciation                                       97,508                  73,997
                                                  -----------             -----------
              Total operating expenses              5,376,527               4,036,527
                                                  -----------             -----------
OPERATING (LOSS) INCOME                              (115,413)                 93,332

INTEREST EXPENSE, NET                                 (59,835)                (28,806)

OTHER INCOME                                          139,933                  70,617
                                                  -----------             -----------
NET (LOSS) INCOME                                 $   (35,315)            $   135,143
                                                  ===========             ===========


        The accompanying notes are an integral part of these statements.

                             DEVISE ASSOCIATES, INC.


           STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                                       Retained
                                                        Common Stock                                   Earnings          Total
                                                  -------------------------        Unrealized       (Accumulated     Stockholders'
                                                  Shares             Amount          Gains             Deficit)         Equity
                                                  ------             ------        ----------       -------------    -------------
BALANCE, DECEMBER 31, 1997                         100               $1,200          $     0           $ (53,546)     $  (52,346)
                                                                                                                      ----------

    Comprehensive income:
       Net income                                    0                    0                0             135,143         135,143
       Net change in unrealized gains on
         marketable securities                       0                    0           37,619                   0          37,619
                                                                                                                      ----------
              Total comprehensive income                                                                                 172,762
                                                                                                                      ----------
       Distribution to stockholder                   0                    0                0             (53,260)        (53,260)
                                                   ---               ------          -------           ---------      ----------
BALANCE, DECEMBER 31, 1998                         100                1,200           37,619              28,337          67,156
                                                                                                                      ----------
    Comprehensive income:
       Net loss                                      0                    0                0             (35,315)        (35,315)
       Net change in unrealized gains
         on marketable securities                    0                    0           48,900                   0          48,900
                                                                                                                      ----------
              Total comprehensive income                                                                                  13,585
                                                                                                                      ----------
       Distribution to stockholder                   0                    0                0            (116,397)       (116,397)
                                                   ---               ------          -------           ---------      ----------
BALANCE, DECEMBER 31, 1999                         100               $1,200          $86,519           $(123,375)     $  (35,656)
                                                   ===               ======          =======           =========      ==========



        The accompanying notes are an integral part of these statements.

                             DEVISE ASSOCIATES, INC.


                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                               1999                 1998
                                                                                            ---------             ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) income                                                                       $ (35,315)            $ 135,143
                                                                                            ---------             ---------
    Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
           Depreciation                                                                        97,508                73,997
           Changes in operating assets and liabilities:
              Accounts receivable                                                            (165,226)               (1,478)
              Prepaids and other current assets                                               (10,579)              (20,041)
              Accounts payable and accrued expenses                                            87,182               (28,409)
              Deferred revenue                                                                 21,601                (2,388)
                                                                                            ---------             ---------
                 Total adjustments                                                             30,486                21,681
                                                                                            ---------             ---------
                 Net cash (used in) provided by operating activities                           (4,829)              156,824
                                                                                            ---------             ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                                     (158,524)              (86,904)
    Purchase of marketable securities                                                         (10,114)             (303,752)
                                                                                            ---------             ---------
                 Net cash used in investing activities                                       (168,638)             (390,656)
                                                                                            ---------             ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from line of credit, net                                                         335,384                71,000
    (Payments) proceeds on short-term borrowings and notes payable                            (19,890)              237,188
    Distributions to stockholder                                                             (116,397)              (53,260)
    Payments on capital lease obligations                                                     (25,721)              (20,611)
                                                                                            ---------             ---------
                 Net cash provided by financing activities                                    173,376               234,267
                                                                                            ---------             ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                              (91)                  435

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                  1,904                 1,469
                                                                                            ---------             ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                    $   1,813             $   1,904
                                                                                            =========             =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                                                  $  19,804             $  14,707
                                                                                            =========             =========
Capital lease obligations incurred for property and equipment                               $       0             $  27,165
                                                                                            =========             =========




        The accompanying notes are an integral part of these statements.

                             DEVISE ASSOCIATES, INC.


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


1.       NATURE OF BUSINESS AND ORGANIZATION

Devise Associates, Inc. (the "Company") is a leading computer systems network integrator with headquarters in New York, New York. The Company provides managed services, consults, designs, builds, and services computer networks. The Company is a Microsoft Certified Solutions Provider, Novell Platinum Partner, and authorized reseller of Computer Associates Unicenter TNG, ARCserve, and Enterprise Edition Software Solutions. Other partners include Nortel Networks, Cisco Systems, Symantec, Checkpoint, Citrix, 3-Com, and AT&T. The Company has been in business since 1985 and supports hundreds of clients in the New York metropolitan area as well as national and international accounts.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

REVENUE RECOGNITION

The Company generates revenue primarily from service and support, maintenance, implementation, and other services. Service and support, maintenance, and other revenues are recognized as work is performed. Implementation services include delivery of hardware and project implementation. Revenues from hardware sales are recognized upon delivery and revenues for implementation are recognized upon system turnover.

DEFERRED REVENUE

Deferred revenue represents the liability for advance billings to customers related to projects in progress at period-end. Such amounts are recognized as revenues when the project is completed.

CASH AND CASH EQUIVALENTS

The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

INVESTMENTS IN MARKETABLE SECURITIES

The Company follows Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 mandates that a determination be made of the appropriate classification for debt and equity securities with a readily determinable fair value at the time of purchase and a reevaluation of such designation as of each balance sheet date. At December 31, 1999 and 1998, investments consisted of equity instruments. All investments are deemed by management to be available for sale and are reported at fair value with net unrealized gains or losses reported within stockholders' equity. Realized gains and losses are recorded based on the specific identification method. For the years ended December 31, 1999 and 1998, realized gains were $16,380 and $6,430, respectively. The carrying amount of the Company's investments at December 31, 1999 and 1998 is shown in the table below:

                                                               1999                       1998
                                                      ----------------------       ----------------------
                                                                     MARKET                       Market
                                                        COST         VALUE          Cost          Value
                                                      --------      --------       --------      --------
        Investments:
            Mutual funds                              $309,986      $400,385       $303,338      $341,371
                                                      ========      ========       ========      ========

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets for financial reporting purposes. Major additions and improvements are charged to the property accounts while maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed in the current period. Estimated useful lives for the Company's assets are as follows:

        Computer and computer equipment                                 Five years
        Furniture and fixtures                                          Seven years

At December 31, 1999 and 1998, the Company had $80,195 and $64,156, respectively, equipment under capital leases included in property and equipment. Depreciation expense was $97,508 and 73,997 for the years ended December 31, 1999 and 1998, respectively.

LONG-LIVED ASSETS

The Company periodically reviews the values assigned to long-lived assets, such as property and equipment, to determine whether any impairments are other than temporary. An impairment will be recognized when the future net cash flows estimated to be generated by the asset are insufficient to recover the current carrying value of the asset. Estimates of future cash flows are based on many factors, including current operating results, expected market trends, and competitive influences. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

ADVERTISING COSTS

Advertising costs related primarily to print advertising are expensed as incurred. Advertising expenses included in sales and marketing expenses were $20,763 and $5,660 for the years ended December 31, 1999 and 1998, respectively.

INCOME TAXES

Income taxes are payable personally by the stockholders pursuant to an election under Subchapter S of the Internal Revenue Code and similar statutes in applicable states. Accordingly, no provision has been made for deferred or current federal and state income taxes.

COMPREHENSIVE INCOME (LOSS)

The Company follows SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company has chosen to disclose comprehensive income, which consists of net income (loss) and unrealized gains on investments, in the statements of stockholders' equity and comprehensive income.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's cash investment policies limit investments to short-term, low-risk instruments. Concentrations of credit risk with respect to trade receivables are limited due to the number of customers comprising the customer base.

3.     LINE OF CREDIT

At December 31, 1999 and 1998, the Company had a $750,000 and $300,000, respectively, working capital line of credit agreement (the "Credit Agreement") with a bank. The Credit Agreement expires May 2001 and carried an interest rate of 8.5% at December 31, 1999. The Company had $379,384 and $0 outstanding at December 31, 1999 and 1998, respectively.

At December 31, 1999 and 1998, the Company had $100,000 line of credit ("Credit Agreement #2") with a bank. Credit Agreement #2 expires November 2000 and renews automatically on an annual basis if the Company is in good standing with the bank or becomes a three-year term loan if the Company is deemed not to be in good standing with the bank. Credit Agreement #2 carried an interest rate of 10.75% at December 31, 1999. The Company had $55,000 and $79,000 outstanding at December 31, 1999 and 1998, respectively.

At December 31, 1999 and 1998, the Company had a $100,000 line of credit ("Credit Agreement #3") with a bank. Credit Agreement #3 expires August 2002 and carried an interest rate of 13% at December 31, 1999. The Company had $60,000 and $80,000 outstanding at December 31, 1999 and 1998, respectively.

4.     CAPITAL LEASES OBLIGATIONS

The Company is obligated for certain capital leases for computer and office equipment. Future minimum payments related to these capital leases at December 31, 1999 are as follows:

2000                                                   $ 25,721
2001                                                     16,693
2002                                                      5,391
                                                       --------
    Total minimum lease payments                         47,805
Less interest included in lease payments                  5,044
                                                       --------
Present value of future minimum lease payments           42,761
Less current portion of capital lease obligations        22,400
                                                       --------
Noncurrent capital lease obligations                   $ 20,361
                                                       ========

Capital leases are for computers and computer equipment and furniture and fixtures. Capital Lease property included in property and equipment at December 31, 1999 is as follows:

Computers and computer equipment                       $ 62,345
Furniture and fixtures                                   16,634
Less accumulated amortization                           (27,203)
                                                       --------
                                                       $ 51,776
                                                       ========

5.     COMMITMENTS AND CONTINGENCIES

The Company has entered into noncancelable operating lease agreements for office space which expire at various dates through June 2008. Future minimum lease payments are due as follows:

                          2000                                               $  235,536
                          2001                                                  243,171
                          2002                                                  266,076
                          2003                                                  266,076
                          2004 and thereafter                                 2,010,869
                                                                             ----------
                                                                             $3,021,728
                                                                             ==========

Rental expenses were approximately $200,000 and $60,000 for the years ended December 31, 1999 and 1998, respectively.


RESELLER AGREEMENT

During the year ended December 31, 1999, the Company entered into a reseller agreement with a software company. Under the terms of the agreement, the Company will resell purchased software over a period of three years. The agreement requires a minimum guaranteed payment of $460,000 during 2000. At December 31, 1999, the Company had prepaid $60,000 under the agreement and that amount has been included in other current assets.

LEGAL PROCEEDINGS

The Company is subject to legal proceedings and claims that arise in the ordinary course of business. Management is not aware of any asserted or pending litigation or claims against the Company that would have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

6.     RELATED PARTY TRANSACTIONS

During 1999 and 1998, the Company had outstanding notes of $255,000 and $280,000, respectively, payable to relatives of an officer/principal shareholder of the Company. These notes bear interest at a rate of 10% per annum, mature on the fifteenth anniversary or convert to common stock upon change of control based on the estimated fair market value on the date of promissory note issuance. The notes mature in 2005 and thereafter.

7.     SUBSEQUENT EVENT (UNAUDITED)

On June 8, 2000, the Company signed a definitive agreement to sell substantially all of its assets and the business related to those assets under the terms of a stock purchase agreement with Intelispan, Inc. Total consideration will be approximately $7 million.

         (b)      Pro Forma Financial Information.

                  The following unaudited pro forma condensed consolidated financial statements reflect the results of operations and balance sheet of our company after giving effect to acquisition of Devise. The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of our company and the financial statements of Devise, which should be read in conjunction with our financial statements and the notes thereto.

         In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. For pro forma purposes, our consolidated statements of operations for the year ended December 31, 1999 and for the six months ended June 30, 2000 have been adjusted to give effect to the acquisition of Devise as if it had occurred on January 1, 1999.

         The unaudited pro forma information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would occur if the acquisition of Devise had been completed on June 30, 2000, the actual closing date, nor is it indicative of future operating results or financial position of the company.

                                INTELISPAN, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                             (DOLLARS IN THOUSANDS)

         The following pro forma data represents the net effect of the acquisition of Devise Associates, Inc. as if the acquisition had taken place as of January 1, 1999. Amortization for the acquisition is based upon preliminary allocations of the purchase price goodwill that will be amortized over a period of ten years. Actual amortization may differ depending on the final allocation of the purchase price.

                                                                       DEVISE         PRO FORMA
                                             INTELISPAN,             ASSOCIATES,     ACQUISITION            PRO FORMA
                                                 INC.                  INC.(a)       ADJUSTMENTS            COMBINED
                                             -----------             ----------      -----------           ----------
Revenue                                      $      915              $   2,540        $      --            $    3,455
Cost of sales                                     1,278                    926               --                 2,204
                                             ----------              ---------        ---------            ----------

       Gross income (loss)                         (363)                 1,614               --                 1,251

Operating expenses:
    Selling                                       1,452                    137               --                 1,589
    General and administrative                    4,084                  1,422               --                 5,506
    Depreciation and amortization                   351                     61              392     (c)           804
                                             ----------              ---------        ---------            ----------

       Total operating expenses                   5,887                  1,620              392                 7,899
                                             ----------              ---------        ---------            ----------

       Operating loss                            (6,250)                    (6)            (392)               (6,648)

Interest expense                                    (12)                   (36)              22     (b)           (26)
Interest income                                     609                     --               --                   609
Other income                                         19                     80               --                    99
Minority interest                                    41                     --               --                    41
                                             ----------              ---------        ---------            ----------

       Net income (loss)                         (5,593)                    38             (370)               (5,925)
                                             ----------              ---------        ---------            ----------


Preferred Stock Dividends                          (125)                    --               --                  (125)
                                             ----------              ---------        ---------            ----------

Net income (loss) applicable to common
shareholders                                  $  (5,718)             $      38        $    (370)           $   (6,050)
                                             ==========              =========        =========            ==========

Net loss per common share - basic and
diluted                                      $     (.08)                   ---              ---            $     (.08)
                                             ==========              =========        =========            ==========
Weighted average common shares
outstanding                                  68,844,966                    ---        2,970,824            71,815,790
                                             ==========              =========        =========            ==========

------------------------

(a) Represents the unaudited historical results of Devise Associates, Inc. for the six-month period ended June 30, 2000.

(b) Includes the elimination of approximately $22,000 of interest as a result of conversion of and paying off the existing debt of Devise.

(c) Reflects increased goodwill amortization resulting from the purchase price allocation.

                                INTELISPAN, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)

         The following pro forma data represents the net effect of the acquisition of Devise Associates, Inc. as if the acquisition had taken place as of January 1, 1999. Amortization for the acquisition is based upon preliminary allocations of the purchase price to goodwill that will be amortized over ten years. Actual amortization may differ depending on the final allocation of the purchase price.

                                                                      DEVISE               PRO FORMA
                                              INTELISPAN,           ASSOCIATES,           ACQUISITION               PRO FORMA
                                                 INC.                 INC.(a)             ADJUSTMENTS               COMBINED
                                             ------------             -------             -----------             ------------
Revenue                                      $        744             $ 5,261             $        --             $      6,005
Cost of sales                                       1,286               2,206                      --                    3,492
                                             ------------             -------             -----------             ------------

       Gross income (loss)                           (542)              3,055                      --                    2,513

Operating expenses:
    Selling                                         1,183                 284                      --                    1,467
    General and administrative                      3,526               2,789                      --                    6,315
    Depreciation and amortization                     118                  97                     783 (c)                  998
                                             ------------             -------             -----------             ------------

       Total operating expenses                     4,827               3,170                     783                    8,780
                                             ------------             -------             -----------             ------------

       Operating loss                              (5,369)               (115)                   (783)                  (6,267)

Interest expense                                     (531)                (60)                     56 (b)                 (535)
Interest income                                        12                  --                      --                       12
Other income                                           --                 140                      --                      140
Minority interest                                      82                  --                      --                       82
                                             ------------             -------             -----------             ------------

       Net loss                              $     (5,806)            $   (35)            $      (727)            $     (6,568)
                                             ------------             -------             -----------             ------------

Preferred Stock Dividends                             (96)                 --                      --                      (96)
                                             ------------             -------             -----------             ------------

Net loss applicable to common
shareholders                                 $     (5,902)            $   (35)            $      (727)            $     (6,664)
                                             ============             =======             ===========             ============

Net loss per common share - basic
and diluted                                  $       (.28)                 --                      --             $       (.28)
                                             ============             =======             ===========             ============
Weighted average common shares
outstanding                                    20,817,660                  --               2,970,824               23,788,484
                                             ============             =======             ===========             ============

----------------------

(a) Represents the audited historical results of Devise Associates, Inc. for the fiscal year ended December
         31, 1999.

(b) Includes the elimination of $56,000 of interest as a result of paying off and conversion of the existing company debt.

(c) Reflects increased goodwill amortization resulting from the purchase price allocation.

        EXHIBIT NO.             DESCRIPTION OF EXHIBIT
----------------------------    --------------------------------------------------------------------------------------
           10.10                Amended Agreement and Plan of Merger dated June 27, 2000 by and among the Company,
                                Devise Associates, Inc., Intelispan Acquisition, Inc., and William D. Ward(1)



(1) Incorporated by reference to the Registrant's Report on Form 8-K as filed on July 11, 2000.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 29, 2000               INTELISPAN, INC.


                                     By: /s/ Scot A. Brands
                                         --------------------------------------
                                     Scot A. Brands
                                     Executive Vice President - Chief Financial
                                     Officer